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Exhibit 16.1

December 8, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

We have read Item 4 of Form 8-K dated December 8, 2003, of Scanvec Amiable, Ltd. and are in agreement with the statements contained in the first four paragraphs on page 4 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                              /s/ Ernst & Young LLP


Philadelphia, Pennsylvania